Exhibit 10.29
November 8, 2017
Ann Lee
Dear Ann,

Congratulations! On behalf of Juno Therapeutics, Inc., (the “Company” or “Juno”), we are pleased to extend to you an offer to join Juno in the position of EVP, Tech Ops effective as of November 25, 2017 or other mutually agreed upon date (the “Start Date”). This position will be located in Seattle, WA and reports to Hans Bishop, President & Chief Executive Officer. This position is classified as exempt for purposes of wage and hour law and not subject to federal and state overtime and minimum wage requirements.

This letter, and its accompanying documents, confirms the terms of the offer.

Salary:

You will be paid a bi-weekly base salary of $19,230.77, which is equivalent to $500,000.00 on an annualized basis, less applicable deductions and withholdings. The salary paid to you covers all hours worked in a workweek. You will be paid your salary in accordance with the Company’s normal payroll practices as established or modified from time to time.
Bonus:
You may be eligible to earn an annual incentive bonus (the “Bonus”) with a target equal to 40% of your annual base salary upon attainment of certain performance objectives during the calendar year to be determined by your manager or the Board of Directors of the Company (the “Board”), which Bonus target may be prorated in the year of hire based on your period of employment. The achievement of such objectives will be determined by your manager or the Board. Your Bonus, if earned, will be payable on or before March 15 following the calendar year in which the Bonus was measured. Any Bonus will not be earned until paid, and you must be employed with the Company at the time of payment to be eligible to receive such payment. Please note that to be eligible for any Bonus for performance during the year you are hired, your Start Date must be prior to October 1 of such year.
Equity Awards:
Subject to the execution and delivery of this letter by you and the Company, the Company will recommend that the Board grant you (i) an option award to purchase 152,900 shares of the Company’s Common Stock (the “Option Award”), (ii) a restricted stock award (the “Time Based RSA Award”) for a number of shares of the Company’s Common Stock equal to $2,200,000 divided by the closing price per share of the Company’s Common Stock on The NASDAQ Global Select Market on your Start Date (or the most recent trading day, if the Start Date is not a trading day), and (iii) a performance restricted stock award (the “Performance RSA Award”) for 35,000 shares of the Company’s Common Stock. The recommended Option Award would vest and become exercisable as to 25% of the shares on the one year anniversary of the Start Date and as to an additional 1/48 of the shares on each subsequent monthly anniversary, subject to your continuing to be a Company service provider through the applicable vesting dates. The recommended Time Based RSA Award would vest as to 50% of the shares on each anniversary of the Start Date over two years, subject to your continuing to be a service provider of the Company through the applicable vesting dates. The recommended Performance RSA Award would vest based on the achievement of certain performance objectives pertaining to the FDA approval of JCAR017 and JCARH125 as set forth in the Performance RSA Award, subject to your continuing to be a service provider of the Company through the applicable vesting dates.
The Option Award, Time Based RSA Award, and Performance RSA Award would each be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and an award agreement. The Option Award would have an exercise price per share equal to the fair market value per share of the Company’s Common Stock on the date of the grant of such award, as such fair market value is determined in accordance with the 2014 Equity Incentive Plan.
Relocation:
To assist with your relocation, the Company will provide you with relocation assistance.  You will receive the Juno Therapeutics Relocation Program for Executives, which includes important relocation, transition, and moving information, along with a relocation tax summary.  Many of the relocation reimbursements advanced to you, or expenses paid on your behalf (collectively, “Relocation Expenses”), may be considered taxable income. For this reason, the Company will provide you tax assistance, also known as gross-up, to reduce certain tax liabilities incurred as a result of your relocation. This tax assistance is not required by law and is not intended to compensate you completely for all tax liabilities.
The Relocation Expenses will be earned by you if you remain employed by the Company through the second anniversary of your Start Date, and may only be advanced to you if you are an employee of the Company on the date of reimbursement or payment by the Company.  If you resign for any reason or are terminated for reasons related to your performance or conduct on or before the first anniversary of your Start Date, you will not earn and must return 100% of the Relocation Expenses. If you resign for any reason or are terminated for reasons related to your performance or conduct between the first and second anniversaries of your Start Date, you will not earn and must return 50% of the Relocation Expenses. You authorize the Company to deduct any amount owed as an offset against your final paycheck. If the full amount owed is not deducted, you agree to repay the Company within 30 days after termination for any amount still owed, unless the Company agrees to other mutually satisfactory repayment arrangements.
Travel & Accommodation Prior to Relocation:
You understand that even before you relocate to Seattle, you will be expected to work at the Company’s Seattle headquarters, which will be your principal place of employment. You will be reimbursed for up to one round trip between Seattle and the greater San Francisco Bay area per week and for associated ground transportation expenses. Air travel will be reimbursed at coach class fare. The Company also will also provide you with corporate housing in the Seattle area for up to 18 months, not to exceed $6,000 per month. You must submit documentation through our partner Relocation Coordinates International or as otherwise requested by the Company and comply with all applicable company policies. Depending on the circumstances, the travel, transportation, and corporate housing reimbursements to you, or payments by the Company on your behalf, may be considered taxable income. For this reason, for so long as such reimbursements or payments are considered taxable income, the Company will provide you tax assistance, also known as gross-up, to reduce certain tax liabilities incurred in relation to those reimbursements or payments. This tax assistance is not required by law and is not intended to compensate you completely for all tax liabilities.
Change in Control and Severance Benefits:
Subject to you actually commencing employment with Juno, you will be entitled to participate in Juno’s Change in Control and Severance Plan, a copy of which has been provided to you. In order to participate, you will need to sign and return a participation agreement in the form attached as Appendix A to the Change in Control and Severance Plan, and you will actually have to have commenced employment with Juno.
Section 16 Power of Attorney, Indemnification Agreement:
The Company will recommend to the Board that you be deemed an “executive offer” of the Company within the meaning of Item 401(b) of Regulation S-K under the Securities Act of 1933 and for purposes of Section 16 under the Exchange Act. In such event, you will become subject to Section 16 of the Exchange Act, including reporting requirements for transactions in the Company’s equity securities. In order to enable the Company to assist you with fulfilling such reporting requirements, you will be asked to sign and deliver a Section 16 power of attorney in advance of your Start Date. The Company will also offer you the opportunity to enter into an indemnification agreement with the Company for your benefit, on the Company’s standard form of indemnification agreement for its directors and officers, as filed with the Securities and Exchange Commission.
Other Terms:
Your employment with the Company will be for no specified period and will constitute at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that you give the Company at least two weeks’ notice if you resign.
You acknowledge and agree that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company is of the understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not accurate. Moreover, you agree that, during the term of your employment with the Company, you will neither engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer and, in performing your duties for the Company, you will not in any way use any such information.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and understand the policies and guidelines, to include the Company’s rules of conduct, found in the Company’s employee handbook, known as The People Pact.
You are also required to sign and comply with the accompanying At‑Will Employee Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, and (iv) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.
To accept the terms of employment described in this letter, please sign and date this letter in the space provided below and return it and the signed At-Will Employee Agreement to the Company within three business days of the date appearing at the top of the first page of this letter. If you need additional time to consider this letter and the At-Will Employee Agreement, please ask and we will try to accommodate your request based on the business needs. This letter and the At-Will Employee Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by (i) the Chief Executive Officer, General Counsel, or SVP, People of the Company and (ii) you.
This offer and your employment is conditioned on satisfying all conditions of employment, including completion of the At-Will Employee Agreement and this letter, successful completion of a background check, and provision of timely and satisfactory proof of eligibility for U.S. employment. You will separately receive information regarding a background check and the required consent documentation.
We look forward to working with you at the Company.
Sincerely,
/s/ Robin Andrulevich
Robin Andrulevich
    SVP, People

Enclosure: At-Will Employee Agreement
Agreed to and accepted:
Signature:     /s/ Ann L. Lee
Printed Name:     Ann L. Lee
Date: Nov. 9, 2017